Exhibit 99.1

                                  RISK FACTORS


We will need additional capital to fund our business.

     Our resources are limited. As of June 30, 2003, we had $28,530 in cash, no other significant assets and 20,849 of liabilities. This cash will be sufficient to meet our needs for working capital only through December 31, 2003, at which time we will have to raise more money in order to locate and negotiate the acquisition of a suitable target. We cannot assure you that such additional capital would be available on acceptable terms, if at all. To the extent that such additional financing proves to be unavailable when needed we may be forced to discontinue our search efforts and go out of business. The report of our independent auditors on our financial statements for the period ended June 30, 2003 contains an explanatory paragraph which indicates that we have suffered recurring losses from operations and have insufficient working capital to satisfy our projected expenses for the next year, which raises substantial doubt about our ability to continue as a going concern.



We will not generate any revenue until, at the earliest, the completion of a business combination.

     We have had no significant revenues (other than interest income) since 1989 and we will not achieve any revenues (other than interest income) until, at the earliest, the completion of a business combination. We cannot assure you that any business we combine with, either at the time of or after the business combination, will derive any material revenues from its operation or operate on a profitable basis.

If we are deemed to be subject to the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and be subject to restrictions relating to our activities.

     The regulatory scope of the Investment Company Act of 1940, which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company that does not intend to be characterized as an investment company but that, nevertheless, engages in activities that may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. While we do not believe that our anticipated principal activities will subject us to regulation under the Investment Company Act, we cannot assure you that we will not be deemed to be an investment company, especially during the period prior to a business combination. In the event we are deemed to be an investment company, we may become subject to certain restrictions relating to our activities, including:

o    restrictions on the nature of our investments; and

o    the issuance of securities,

and have imposed upon us certain requirement, including:

o    registration as an investment company;

o    adoption of a specific form of corporate structure; and

o compliance with certain burdensome reporting, recordkeeping, voting, proxy and disclosure requirements and other rules and regulations.

     In the event of our characterization as an investment company, we would be required to comply with such additional regulatory burdens, which would require additional expense.

Our securities are quoted on the OTC Bulletin Board, which may limit the trading market, liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

     Our securities are quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. There is currently a very limited trading market and no established public trading market for our common stock. We cannot assure you that the common stock will be actively traded in the future or that there will be liquidity in the common stock.

Our officers and directors may have a conflict of interest allocating management time and opportunity, which may be to the detriment of our stockholders.

     Our officers and directors are not required to commit their full time to our affairs, which may result in conflicts of interest in allocating management time between our operations and other businesses. Such conflicts may not be resolved in the best interest of our stockholders. In addition, certain of our officers and directors are involved with other companies which have a business purpose similar to ours. As a result, conflicts of interest may arise in the future. If such a conflict does arise and an officer or director is presented with a business opportunity under circumstances where there may be a doubt as to whether the opportunity should belong to us or another company they are affiliated with, our officers and directors will attempt to resolve the conflict by exercising the good faith required of fiduciaries. Although we believe that we will generally be able to resolve conflicts on an equitable basis, it is possible that potential conflicts may not be resolved in our favor in all cases. Our officers and directors are under no obligation, beyond its general fiduciary obligation to us, to offer a business opportunity to us prior to offering it to another company.

Since we have not yet selected a particular industry or any target business with which to effect a business combination, we are unable to ascertain the merits or risks of the industry or business in which we may ultimately operate.

     We have not selected any particular industry or any target business on which to concentrate our search for a business combination. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry or the target business in which we may ultimately operate. We will become subject to numerous risks inherent to the business operations of any company with which we effect a business combination. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all such significant risk factors.

We may not be correct in assessing the management of a potential target business.

     We cannot assure you that our assessment of the skills, qualifications or abilities of the management of a prospective target business will prove to be correct, especial in light of the possible inexperience of our officers and directors in evaluating certain types of businesses. In addition, despite a positive assessment by our management, we cannot assure you that the management of a prospective target business will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development.

We may issue shares of our common stock and preferred stock to effect a business combination, which would dilute the equity interest of our stockholders.

     We may issue shares of our common stock or preferred stock, or a combination of common and preferred stock, to effect a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock may:


o    significantly reduce the equity interest of our stockholders;


o possibly cause a change in control if a substantial number of our shares of common stock are issued in connection with a business combination, which may affect, among other things, our ability to utilize our net operating loss carryforwards, if any;

o    adversely affect prevailing market prices for our common stock; and

o impair our ability to raise additional capital through the sale of our equity securities.